Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2017 REVENUES

OF $99.6 MILLION, PRE-TAX INCOME OF $49.4 MILLION AND

DILUTED EPS OF $0.88

Company Announces 27% Increase in Regular Quarterly Dividend to $0.42 per Share,

up from $0.33

Fourth Quarter Financial Highlights*

•	Revenues of $99.6 million, up 5.4%

•	Pre-tax income of $49.4 million, a decrease of 1.9%

•	One-time tax charge of $11.7 million related to the Tax Cuts and Jobs Act

•	Diluted EPS of $0.88, consistent with prior year

•	Trading volume of $355.6 billion, up 5.1%

*	All comparisons versus fourth quarter 2016.

Full Year 2017 Financial Highlights**

•	Record revenues of $397.5 million, up 7.4%

•	Record commission revenue of $355.3 million, up 6.9%

•	Expenses of $195.7 million, up 9.8%

•	Record pre-tax income of $201.8 million, up 5.3%

•	Diluted EPS of $3.89, up 16.5%

•	Record total trading volume of $1.5 trillion, up 11.4%

•	Record estimated U.S. high-grade market share of 16.9%, up from 16.0%

**	All comparisons versus full year 2016.

NEW YORK, January 31, 2018 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended December 31, 2017.

“We are pleased to report our ninth straight year of record trading volumes, revenues and operating income. These results were accomplished in spite of the difficult fixed income trading environment in 2017 that had unusually low volatility in both credit spreads and interest rates. As we enter 2018, we are encouraged to see signs of more normal fixed income trading conditions, including improving global economic growth and declining central bank quantitative easing. Client adoption of electronic trading in fixed income continues to grow, and our international client diversification creates a valuable foundation for long term growth.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2017 increased 5.4% to $99.6 million, compared to $94.4 million for the fourth quarter of 2016. Pre-tax income was $49.4 million, compared to $50.3 million for the fourth quarter of 2016, a decrease of 1.9%. Pre-tax margin was 49.6%, compared to 53.3% for the fourth quarter of 2016. Net income totaled $33.5 million, or $0.88 per share on a diluted basis, compared to $33.2 million, or $0.88 per share, for the fourth quarter of 2016.

Commission revenue for the fourth quarter of 2017 increased 2.9% to $88.0 million, compared to $85.5 million for the fourth quarter of 2016. Variable transaction fees decreased 6.5% to $65.4 million on total trading volume of $355.6 billion for the fourth quarter of 2017, compared to variable transaction fees of $69.9 million on total trading volume of $338.3 billion for the fourth quarter of 2016. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.6% for the fourth quarter of 2017, compared to an estimated 17.2% for the fourth quarter of 2016.

All other revenue, which consists of information services, post-trade services, investment income and other revenue, increased to $11.6 million, compared to $8.9 million for the fourth quarter of 2016. The increase in all other revenue was principally due to higher information services revenue of $1.1 million and post-trade services revenue of $0.9 million.

Total expenses for the fourth quarter of 2017 increased 13.8% to $50.2 million, compared to $44.1 million for the fourth quarter of 2016. The increase in total expenses was largely due to higher employee compensation and benefit costs of $1.8 million, mainly due to an increase in headcount, technology and communication costs of $1.2 million, general and administrative costs of $1.1 million and depreciation and amortization of $0.9 million.

The effective tax rate for the fourth quarter of 2017 was 32.2%, compared to 34.1% for the fourth quarter of 2016. The fourth quarter of 2017 income tax provision includes a one-time tax charge totaling $11.7 million, or $0.31 per diluted share, related to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law in December 2017, offset by excess tax benefits of $11.4 million, or $0.30 per diluted share, related to a new share-based compensation accounting standard (ASU 2016-09) adopted as of January 1, 2017. The tax charge relates to the repatriation tax on accumulated undistributed foreign earnings and re-measurement of U.S. deferred tax assets, among other items. The final impact of the Tax Act may differ materially from the charge recognized this quarter due to, among other things, changes in interpretations and assumptions the Company has made, guidance that may be issued by the U.S. Department of Treasury and actions the Company may take as a result of the Tax Act.

Employee headcount was 429 as of December 31, 2017, compared to 383 as of December 31, 2016.

Full Year 2017 Results

Total revenues for the year ended December 31, 2017 increased 7.4% to a record $397.5 million, compared to $369.9 million for 2016. Pre-tax income was a record $201.8 million, compared to $191.6 million for 2016, an increase of 5.3%. Pre-tax margin was 50.8%, compared to 51.8% for 2016. Net income totaled $148.1 million, or $3.89 per share on a diluted basis, compared to $126.2 million, or $3.34 per share, for 2016.

Commission revenue for the year ended December 31, 2017 increased 6.9% to a record $355.3 million, compared to $332.3 million for 2016. Variable transaction fees increased 4.4% to $279.8 million on total trading volume of $1.5 trillion, compared to variable transaction fees of $268.1 million on total trading volume of $1.3 trillion for 2016. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.9%, compared to an estimated 16.0% for 2016.

All other revenue increased 12.2% to $42.2 million in 2017, compared to $37.6 million for 2016. The increase in all other revenue was principally due to higher information services revenue of $2.5 million and an increase in investment income of $1.5 million.

Total expenses for the year ended December 31, 2017 increased 9.8% to $195.7 million, compared to $178.3 million for 2016. The increase in total expenses was principally due to higher employee compensation and benefits costs of $6.0 million mainly due to an increase in employee headcount, general and administrative costs of $3.0 million, technology and communication costs of $2.8 million, professional and consulting fees of $2.2 million and depreciation and amortization of $1.4 million.

The effective tax rate for 2017 was 26.6% compared to 34.1% for 2016. The 2017 income tax provision includes excess tax benefits from share-based compensation of approximately $26.1 million, or $0.69 per diluted share, offset by the one-time tax charge totaling $11.7 million, or $0.31 per diluted share, related to the enactment of the Tax Act.

Dividend

The Company’s board of directors declared a 27% increase in the quarterly cash dividend to $0.42 per share of common stock outstanding, to be paid on February 28, 2018 to stockholders of record as of the close of business on February 14, 2018.

Share Repurchases

A total of 32,500 shares were repurchased in the fourth quarter of 2017 at a cost of $6.1 million.

Balance Sheet Data

As of December 31, 2017, total assets were $581.2 million and included $406.5 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2017 was $514.8 million.

Guidance for 2018

For 2018, the Company is providing the following guidance:

•	Expenses are expected to be in the range of $220.0 million to $232.0 million, including duplicate occupancy costs of approximately $8.0 million for the Company’s new corporate offices in New York during the build-out phase.

•	Capital expenditures are expected to be in the range of $43.0 million to $50.0 million, including approximately $25 million of buildout costs for the new corporate offices.

•	The Company’s overall effective tax rate is expected to be between 23.0% to 25.0%, including the estimated impact of the Tax Act and excess tax benefits on share awards that are expected to vest in 2018.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results and useful for period-to-period comparison results. See the attached schedule at the end of this release for a reconciliation of GAAP to non-GAAP financial measures.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 31, 2018, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 4095858. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,300 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$87,975	$85,519	$355,282	$332,307
Information services (1)	6,793	5,667	25,807	23,269
Post-trade services (1)	3,467	2,544	11,090	10,812
Investment income	1,068	668	3,619	2,137
Other (1)	262	38	1,673	1,394

Total revenues	99,565	94,436	397,471	369,919

Expenses
Employee compensation and benefits	24,334	22,529	102,751	96,785
Depreciation and amortization	5,208	4,292	19,274	17,838
Technology and communications	5,606	4,449	20,048	17,275
Professional and consulting fees	5,455	4,726	19,367	17,175
Occupancy	1,504	1,075	6,125	4,681
Marketing and advertising	3,005	3,192	9,762	8,934
Clearing costs	1,477	1,306	5,797	6,060
General and administrative	3,605	2,540	12,579	9,569

Total expenses	50,194	44,109	195,703	178,317

Income before income taxes	49,371	50,327	201,768	191,602
Provision for income taxes	15,898	17,162	53,679	65,430

Net income	$33,473	$33,165	$148,089	$126,172

Per Share Data:
Net income per common share
Basic	$0.91	$0.90	$4.02	$3.42
Diluted	$0.88	$0.88	$3.89	$3.34
Cash dividends declared per common share	$0.33	$0.26	$1.32	$1.04
Weighted-average common shares:
Basic	36,887	36,837	36,864	36,844
Diluted	37,943	37,742	38,038	37,738

(1)	The Company reclassified “Information and post-trade services” revenues on the consolidated statements of operations to separately reflect “Information services” revenues and “Post-trade services” revenues. “Information services” revenues includes technology product and service revenue of $0.8 million and $0.7 million for the three months ended December 31, 2017 and 2016, respectively, and $2.9 million for each of the twelve months ended December 31, 2017 and 2016 that was previously reported within “Other” revenue.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$34,623	$34,191	$137,034	$135,295
Other credit [1]	30,271	35,048	140,492	129,976
Liquid products [2]	531	699	2,277	2,795

Total transaction fees	65,425	69,938	279,803	268,066

Distribution Fees
U.S. high-grade	16,724	15,107	64,709	58,705
Other credit[1]	5,648	346	10,154	4,783
Liquid products[2,3]	178	128	616	753

Total distribution fees	22,550	15,581	75,479	64,241

Total commissions	$87,975	$85,519	$355,282	$332,307

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$177	$189	$170	$191
U.S. high-grade - floating-rate	73	49	65	39
Total U.S. high-grade	172	185	166	185
Other credit	213	258	242	256
Liquid products	42	40	43	39
Total	184	207	192	205

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2017	December 31, 2016
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$167,014	$168,243
Investments, at fair value	239,521	194,404
Accounts receivable, net	52,636	50,668
All other assets	122,061	114,727

Total assets	$581,232	$528,042

Liabilities and stockholders’ equity
Total liabilities	$66,464	$60,029
Total stockholders’ equity	514,768	468,013

Total liabilities and stockholders’ equity	$581,232	$528,042

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Table I. Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands)
	(unaudited)
Net income	$33,473	$33,165	$148,089	$126,172
Add back:
Interest expense	—	—	—	—
Provision for income taxes	15,898	17,162	53,679	65,430
Depreciation and amortization	5,208	4,292	19,274	17,838

Earnings before interest, taxes, depreciation and amortization	$54,579	$54,619	$221,042	$209,440

Table II. Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands)
	(unaudited)
Cash flow from operating activities	$46,452	$56,607	$168,035	$89,747
Add back:
Net purchases of corporate debt trading investments	25,419	(340)	17,081	74,195
Less:
Purchases of furniture, equipment and leasehold improvements	(4,841)	(1,631)	(12,086)	(6,385)
Capitalization of software development costs	(3,377)	(3,060)	(13,471)	(12,118)

Free cash flow	$63,653	$51,576	$159,559	$145,439

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$191,411	$179,317	$791,194	$704,648
U.S. high-grade - floating-rate	9,815	5,749	33,839	25,917

Total U.S. high-grade	201,226	185,066	825,033	730,565
Other credit	141,857	135,799	579,912	506,762
Liquid products	12,543	17,393	53,383	71,375

Total	$355,626	$338,258	$1,458,328	$1,308,702

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,246	$3,034	$3,300	$2,922
Other credit	2,281	2,207	2,316	2,021
Liquid products	202	285	213	285

Total	$5,729	$5,526	$5,829	$5,228

Number of U.S. Trading Days [1]	62	61	250	250
Number of U.K. Trading Days [2]	63	63	252	253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.